CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated February 10, 2009 on Appreciation Portfolio, Developing Leaders Portfolio, Growth and Income Portfolio, International Equity Portfolio, International Value Portfolio, Money Market Portfolio and Quality Bond Portfolio for the fiscal year ended December 31, 2008 which are incorporated by reference in this Registration Statement (Form N-1A 33-13690 and 811-5125) of Dreyfus Variable Investment Fund.

ERNST & YOUNG LLP

New York, New York April 10, 2009